Exhibit 9 Opinion and Consent of Counsel

                                                              December 24, 2003

Lincoln Benefit Life Company
Lincoln Benefit Life Centre
Lincoln, Nebraska 68501-0469

Re:      Lincoln Benefit Life Company
         Lincoln Benefit Life  Variable Annuity Account
         Registration Statement on Form N-4 (File No. 333-109688, 811-7924)

Dear Sirs:

This opinion is furnished in connection with the filing of Pre-Effective Amendment No. 1 to the above referenced Registration Statement on Form N-4 ( "Registration Statement" ) by Lincoln Benefit Life Variable Annuity Account ("Separate Account" ). The Registration Statement covers an indefinite amount of interests under the variable portion of Flexible Premium Individual Deferred Variable Annuity Contracts ( "Contracts" ) offered by Lincoln Benefit Life Company ( "Lincoln Benefit" ). Purchase Payments paid under the variable annuity contracts offered by Lincoln Benefit may be allocated by Lincoln Benefit to the Separate Account in accordance with the owners' direction with reserves established by Lincoln Life to support such contracts.

The contracts are designed to provide annuity benefits to be offered in a manner described in the Prospectus, which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Lincoln Benefit and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. Lincoln Benefit is a corporation duly organized and validly existing under the laws of the State of Nebraska.

2. The Separate Account is an account established and maintained by Lincoln Benefit pursuant to the laws of the State of Nebraska, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses or Lincoln Benefit.

3. Assets allocated to the Separate Account will be owned by Lincoln Benefit. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Lincoln Life may conduct.

4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of Lincoln Benefit in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Yours truly,

                                     William F. Emmons
                                     Vice President, Assistant General Counsel and Assistant Secretary